Exhibit 99.1

Clearwater Analytics to Host 1st Investor Day Today

BOISE, Idaho, September 7, 2023 – Clearwater Analytics Holdings, Inc. (NYSE: CWAN), (“Clearwater Analytics” or the “Company”), a leading provider of SaaS-based investment management, accounting, reporting, and analytics solutions, will host its 1st Investor Day today at the New York Stock Exchange in New York City.
The event will feature presentations by the Clearwater Analytics executive team and provide an update on company performance, corporate strategy, product innovation, go-to-market approach, and company financials, including additional information regarding Clearwater’s mid- to long-term goals. Materials to be discussed at Investor Day relating to these and other topics will be available on Clearwater’s investor relations website at investors.clearwateranalytics.com following the presentation.
Virtual attendees are welcome to join the live webcast of the Investor Day, accessible from Clearwater’s investor relations website at investors.clearwateranalytics.com. A replay will be made available after the event.
About Clearwater Analytics
Clearwater Analytics (NYSE: CWAN), a global, industry-leading SaaS solution, automates the entire investment lifecycle. With a single instance, multi-tenant architecture, Clearwater offers award-winning investment portfolio planning, performance reporting, data aggregation, reconciliation, accounting, compliance, risk, and order management. Each day, leading insurers, asset managers, corporations, and governments use Clearwater’s trusted data to drive efficient, scalable investing on more than $6.4 trillion in assets spanning traditional and alternative asset types. Additional information about Clearwater can be found at clearwateranalytics.com.

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Contacts:

Joon Park
Investor Relations
+1 415-906-9242
investors@clearwateranalytics.com

Claudia Cahill
Media Relations
+1 703-728-1221
press@clearwateranalytics.com